Exhibit 10.20
SUBLEASE
     THIS SUBLEASE (this “Sublease”) is made and entered into as of this 21st day of February 2007, by and between HDNet LLC, a Delaware limited liability company (hereinafter called “Sublandlord”), and DiscLive, Inc., a Delaware corporation (hereinafter called “Subtenant”).
WITNESSETH:
     WHEREAS, by that certain Lease, dated August 1, 2006, and amended February 20, 2007, a copy of which has been provided to Subtenant and by this reference made a part hereof (hereinafter called the “Prime Lease”), Radical Computing, Inc., a Texas corporation (hereinafter, together with its successors and assigns, called “Landlord”), leased to Sublandlord Lots 12 and 13 as depicted on Exhibit A of the Prime Lease in the building known as 3030 Taylor Street, in Dallas, Texas (hereinafter called the “Building”), for a term commencing on August 1, 2006 and ending on February 29, 2008; and
     WHEREAS, subject to the consent of Landlord, Subtenant desires to sublease from Sublandlord, and Sublandlord desires to sublease to Subtenant, a portion of the premises subject to the Prime Lease (hereinafter called the “Premises”) designated, from time to time, by Sublandlord that contains at least six (6) cubical and spaces not to exceed 350 square feet in the aggregate for file and equipment storage, all upon the terms and subject to the conditions and provisions hereinafter set forth.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Sublandlord and Subtenant hereby agree as follows:
     1. Demise; Use. Sublandlord hereby leases to Subtenant, and Subtenant hereby leases from Sublandlord, the Premises for the term and rental and upon the other terms and conditions hereinafter set forth, to be used and occupied by Subtenant solely for lawful purposes.
     2. Term. The term of this Sublease shall commence (the “Commencement Date”) on March 1, 2007 and, unless sooner terminated pursuant to the provisions hereof, shall terminate on the earlier of February 29, 2008 and the prior termination of the Prime Lease. As used herein, the phrase “Lease Year” shall mean the twelve calendar month period commencing on the Commencement Date (or, if the Commencement Date is not the first day of a calendar month, then commencing on the first day of the calendar month during which the Commencement Date occurs) and each anniversary thereof, except that the last Lease Year may not be twelve calendar months and shall terminate on the last day of the term of this Sublease.
     3. Gross Rent.
     (a) Subtenant shall pay to Sublandlord gross annual rental (hereinafter called “Gross Rent”) for the Premises as follows:

Lease Year	Annual Gross Rent
1	$10,800
Annual Gross Rent shall be due and payable in twelve equal installments. Each such installment shall be due and payable in advance on the first day of each calendar month of the term hereof. If the term of this Sublease commences on a day other than the first day of a month or ends on a day other than the last day of a month, Gross Rent for such month shall be prorated; prorated Gross Rent for any such partial first month of the term hereof shall be paid on the date on which the term commences.
     (b) All Gross Rent and additional rent shall be paid without setoff or deduction whatsoever and shall be paid to Sublandlord at its office at the Building or at such other place as Sublandlord may designate by notice to Subtenant.
     4. Additional Rent; Payments; Interest.
     (a) Except for Rent (as that term is defined in the Prime Lease), Real Property Taxes (as that term is defined in the Prime Lease) and utilities of the Building, the payment of which Subtenant shall have no obligation under this Sublease, Subtenant also shall pay to Sublandlord all other amounts payable by Sublandlord under the Prime Lease that are attributable to the Premises (as distinguished from the entire premises subject to the Prime Lease) or attributable to Subtenant or its agents, employees, customers or invitees. By way of example and not by way of limitation, costs incurred by Landlord in repairing damage to the Building caused by an employee of Subtenant, increased insurance premiums due as a result of Subtenant’s use of the Premises, and amounts expended or incurred by Landlord on account of any default by Subtenant that gives rise to a default under the Prime Lease would be amounts payable by Subtenant pursuant to this Subsection 4(a).
     (b) Each amount due pursuant to Subsection 4(a) above and each other amount payable by Subtenant hereunder, unless a date for payment of such amount is provided for elsewhere in this Sublease, shall be due and payable on the fifth (5th) day following the date on which Landlord or Sublandlord has given notice to Subtenant of the amount thereof, but in no event later than the date on which any such amount is due and payable under the Prime Lease.
     (c) All amounts other than Gross Rent payable to Sublandlord under this Sublease shall be deemed to be additional rent due under this Sublease. All past due installments of Gross Rent and additional rent shall bear interest from the date due until paid at the rate per annum equal to three percent (3%) in excess of the Prime Rate (as hereinafter defined) in effect from time to time, which rate shall change from time to time as of the effective date of each change in the Prime Rate, unless a lesser rate shall then be the maximum rate permissible by law with respect thereto, in which event said lesser rate shall be charged. For purposes of this Sublease, the term “Prime Rate” shall mean the rate of interest published from time to time in the Southwestern Edition of The Wall Street Journal.
     (d) Subtenant shall pay Landlord on the due dates for services requested by Subtenant that are billed by Landlord directly to Subtenant rather than Sublandlord.
     5. Condition of Premises. Subtenant’s taking possession of the Premises shall be conclusive evidence, as against Subtenant, that the Premises were in good order and satisfactory condition when Subtenant took possession. No promise of Sublandlord to alter, remodel or improve the Premises, except as may be expressly provided herein, and no representation respecting the condition of the Premises or the Building has been made by Sublandlord to Subtenant. Upon the expiration of the term hereof, or upon any earlier termination of the term hereof or of Subtenant’s right to possession, Subtenant shall surrender the Premises in at least the condition as at the Commencement Date, ordinary wear and tear excepted.
     6. The Prime Lease.

     (a) This Sublease and all rights of Subtenant hereunder and with respect to the Premises are subject to the terms, conditions and provisions of the Prime Lease. Subtenant hereby assumes and agrees to perform faithfully and be bound by, with respect to the Premises, all of Sublandlord’s obligations, covenants, agreements and liabilities under the Prime Lease and all terms, conditions, provisions and restrictions contained in the Prime Lease except:
     (i) for the payment of Rent and Real Property Taxes (as those terms are defined in the Prime Lease) and utilities of the Building;
     (ii) that Subtenant shall not have any obligation to construct or install tenant improvements, except as may be provided herein; and
     (iii) that the following provisions of the Prime Lease do not apply to this Sublease: any provisions in the Prime Lease allowing, or purporting to allow, Sublandlord any rent concessions or abatements or construction allowances.
     (b) Without limitation of the foregoing:
     (i) Subtenant shall not make any changes, alterations or additions in or to the Premises except as otherwise expressly provided herein;
     (ii) if Subtenant desires to take any other action and the Prime Lease would require that Sublandlord obtain the consent of Landlord before undertaking any action of the same kind, Subtenant shall not undertake the same without the prior written consent of Sublandlord. Sublandlord may condition its consent on the consent of Landlord being obtained and may require Subtenant to contact Landlord directly for such consent;
     (iii) All rights given to Landlord and its agents and representatives by the Prime Lease to enter the premises covered by the Prime Lease shall inure to the benefit of Sublandlord and their respective agents and representatives with respect to the Premises;
     (iv) Sublandlord also shall have all other rights, and all privileges, options, reservations and remedies, granted or allowed to, or held by, Landlord under the Prime Lease;
     (v) Subtenant shall maintain insurance of the kinds and in the amounts required to be maintained by Sublandlord under the Prime Lease. All policies of liability insurance shall name as additional insureds the Landlord and Sublandlord and their respective officers, directors, members, managers or partners, as the case may be, and the respective agents and employees of each of them; and
     (vi) Subtenant shall not do anything, or suffer or permit anything to be done, which could result in a default under the Prime Lease or permit the Prime Lease to be cancelled or terminated.
     (c) Notwithstanding anything contained herein or in the Prime Lease that may appear to be to the contrary, Sublandlord and Subtenant hereby agree as follows:

     (i) Subtenant shall not assign, mortgage, pledge, hypothecate or otherwise transfer, or permit the transfer of, this Sublease or any interest of Subtenant in this Sublease, by operation of law or otherwise, or permit the use of the Premises or any part thereof by any persons other than Subtenant and Subtenant’s employees, or sublet the Premises or any part thereof;
     (ii) neither rental nor other payments hereunder shall abate by reason of any damage to, or destruction of, the Premises, the premises subject to the Prime Lease or the Building or any part thereof, unless, and then only to the extent that, rental and such other payments actually abate under the Prime Lease with respect to the Premises on account of such event;
     (iii) Subtenant shall not have any right to any portion of the proceeds of any award for a condemnation or other taking, or a conveyance in lieu thereof, of all or any portion of the Building, the premises subject to the Prime Lease or the Premises;
     (iv) Subtenant shall not have any right to exercise, or have Sublandlord exercise, any option under the Prime Lease, including, without limitation, any option to extend the term of the Prime Lease or lease additional space; and
     (v) In the event of any conflict between the terms, conditions and provisions of the Prime Lease and of this Sublease, the terms, conditions and provisions of this Sublease shall, in all instances, govern and control.
     (d) It is expressly understood and agreed that Sublandlord does not assume and shall not have any of the obligations or liabilities of Landlord under the Prime Lease and that Sublandlord is not making the representations or warranties, if any, made by Landlord in the Prime Lease. With respect to work, services, repairs and restoration or the performance of other obligations required of Landlord under the Prime Lease, Sublandlord’s sole obligation with respect thereto shall be to request the same, upon written request from Subtenant, and to use reasonable efforts to obtain the same from Landlord. Sublandlord shall not be liable in damages, nor shall rent abate hereunder, for or on account of any failure by Landlord to perform the obligations and duties imposed on it under the Prime Lease.
     (e) Nothing contained in this Sublease shall be construed to create privity of estate or contract between Subtenant and Landlord, except the agreements of Subtenant in Sections 10 and 11 hereof in favor of Landlord, and then only to the extent of the same.
     7. Default by Subtenant.
     (a) Upon the happening of any of the following:
     (i) Subtenant fails to pay any Gross Rent within five (5) days after the date it is due;
     (ii) Subtenant fails to pay any other amount due from Subtenant hereunder and such failure continues for three (3) days after notice thereof from Sublandlord to Subtenant;
     (iii) Subtenant fails to perform or observe any other covenant or agreement set forth in this Sublease and such failure continues for seven (7) days after notice thereof from Sublandlord to Subtenant; or

     (iv) any other event occurs that involves Subtenant or the Premises and that would constitute a default under the Prime Lease if it involved Sublandlord or the premises covered by the Prime Lease;
Subtenant shall be deemed to be in default hereunder, and Sublandlord may exercise, without limitation of any other rights and remedies available to it hereunder or at law or in equity, any and all rights and remedies of Landlord set forth in the Prime Lease in the event of a default by Sublandlord thereunder.
     (b) In the event that Subtenant fails or refuses to make any payment or perform any covenant or agreement to be performed hereunder by Subtenant, Sublandlord may make such payment or undertake to perform such covenant or agreement (but shall not have any obligation to Subtenant to do so). In such event, amounts so paid and amounts expended in undertaking such performance, together with all costs, expenses and attorneys’ fees incurred by Sublandlord in connection therewith, shall be additional rent hereunder.
     8. Nonwaiver. Failure of Sublandlord to declare any default or delay in taking any action in connection therewith shall not waive such default. No receipt of moneys by Sublandlord from Subtenant after the termination, in any way, of the term or of Subtenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the term or affect any notice given to Subtenant or any suit commenced or judgment entered prior to receipt of such moneys.
     9. Cumulative Rights and Remedies. All rights and remedies of Sublandlord under this Sublease shall be cumulative and none shall exclude any other rights or remedies allowed by law.
     10. Waiver of Claims and Indemnity.
     (a) Subtenant hereby releases and waives any and all claims against Landlord, Sublandlord and each of their respective officers, directors, members, managers, partners, agents and employees for injury or damage to person, property or business sustained in or about the Building, the premises subject to the Prime Lease or the Premises by Subtenant, other than by reason of gross negligence or willful misconduct and except in any case that would render this release and waiver void under law.
     (b) Subtenant agrees to indemnify, defend and hold harmless Landlord and its beneficiaries, Sublandlord and the managing agent of the Building and each of their respective officers, directors, members, managers, partners, agents and employees, from and against any and all claims, demands, costs and expenses of every kind and nature, including attorneys’ fees and litigation expenses, arising from Subtenant’s occupancy of the Premises, Subtenant’s construction of any leasehold improvements in the Premises or from any breach or default on the part of Subtenant in the performance of any agreement or covenant of Subtenant to be performed or performed under this Sublease or pursuant to the terms of this Sublease, or from any act or neglect of Subtenant or its agents, officers, employees, guests, servants, invitees or customers in or about the Premises. In case any such proceeding is brought against any of said indemnified parties, Subtenant covenants, if requested by Sublandlord, to defend such proceeding at its sole cost and expense by legal counsel reasonably satisfactory to Sublandlord.
     11. Waiver of Subrogation. Anything in this Sublease to the contrary notwithstanding, Sublandlord and Subtenant each hereby waive any and all rights of recovery, claims, actions or causes of action against the other and the officers, directors, managers, members, partners, agents and employees of each of them, and Subtenant hereby waives any and all rights of recovery, claims, actions or causes of action against Landlord and its agents, officers, directors, stockholders and employees for any loss or damage that may occur to the Premises or the premises covered by the Prime Lease, or any improvements thereto, or any personal property of any person therein or in the Building, by reason of fire, the elements or any other cause insured against under valid and collectible fire and extended coverage insurance policies, regardless of cause or origin, including negligence, except in any case that would render this waiver void under law, to the extent that such loss or damage is actually recovered under said insurance policies.
     12. Brokerage Commissions. Each party hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with this Sublease and that it knows of no real estate broker or agent who is, or might be, entitled to a commission in connection with this Sublease. Each party agrees to protect, defend, indemnify and hold the other harmless from and against any and all claims inconsistent with the foregoing representations and warranties for any brokerage, finder’s or similar fee or commission in connection with this Sublease, if such claims are based on or relate to any act of the indemnifying party that is contrary to the foregoing representations and warranties.
     13. Successors and Assigns. This Sublease shall be binding upon, and inure to the benefit of, the successors and assigns of Sublandlord and shall be binding upon, and inure to the benefit of, the successors of Subtenant and, to the extent any such assignment may be approved, Subtenant’s assigns. The provisions of Subsection 6(e) and Sections 10 and 11 hereof shall inure to the benefit of the successors and assigns of Landlord.
     14. Entire Agreement. This Sublease contains all the terms, covenants, conditions and agreements between Sublandlord and Subtenant relating in any manner to the rental, use and occupancy of the Premises. No prior agreement or understanding pertaining to the same shall be valid or of any force or effect. The terms, covenants and conditions of this Sublease cannot be altered, changed, modified or added to except by a written instrument signed by Sublandlord and Subtenant.
     15. Notices.
     (a) In the event that any notice from the Landlord or otherwise relating to the Prime Lease is delivered to the Premises or is otherwise received by Subtenant, Subtenant shall, as soon thereafter as possible, but in any event within twenty-four (24) hours, deliver such notice to Sublandlord if such notice is written or advise Sublandlord thereof by telephone if such notice is oral.
     (b) Notices and demands required or permitted to be given by either party to the other with respect hereto or to the Premises shall be in writing and shall not be effective for any purpose unless the same shall be served either by personal delivery with a receipt requested, by overnight air courier service or by United States certified or registered mail, return receipt requested, postage prepaid; provided, however, that all notices of default shall be served either by personal delivery with a receipt requested or by overnight air courier service, addressed as follows:
     If to Sublandlord:
HDNet LLC/Colorado Studios

2400 N. Ulster Street
Denver, Colorado 80238
Attn: Phil Garvin
With a copy to (which shall not constitute notice):
HDNet LLC
320 South Walton
Dallas, Texas 7226
Attn: Robert Thoele
     If to Subtenant:
DiscLive, Inc.
320 South Walton
Dallas, Texas 75226
Attn: Chief Executive Officer
With a copy to (which shall not constitute notice):
Robert S. Hart
5424 Deloache Avenue
Dallas, Texas 75220
Notices and demands shall be deemed to have been given two (2) days after mailing, if mailed, or, if made by personal delivery or by overnight air courier service, then upon such delivery. Either party may change its address for receipt of notices by giving notice to the other party.
     16. Authority of Subtenant, etc. Subtenant hereby represents and warrants to Sublandlord that this Sublease has been duly authorized, executed and delivered by and on behalf of Subtenant and constitutes the valid, enforceable and binding agreement of Subtenant.
     17. Consent of Landlord. The obligations of Sublandlord and Subtenant under this Sublease are conditioned and contingent upon Landlord consenting hereto by executing and delivering a counterpart of this Sublease in the space provided for below. In the event that Landlord’s consent is not obtained within five (5) days after the date hereof, as evidenced by its execution and delivery of this Sublease, this Sublease shall automatically terminate and become null and void, and neither Sublandlord nor Subtenant shall have any further obligations or liability hereunder or to each other with respect to the Premises.
     18. Examination. Submission of this instrument for examination or signature by Subtenant does not constitute a reservation of, or option for, the Premises or in any manner bind Sublandlord, and no lease, sublease or obligation on Sublandlord shall arise until this instrument is signed and delivered by Sublandlord and Subtenant and the consent of Landlord is obtained as described in Section 17 above; provided, however, that the execution and delivery by Subtenant of this Sublease to Sublandlord shall constitute an irrevocable offer by Subtenant to sublease the Premises on the terms and conditions herein contained, which offer may not be revoked for five (5) days after such delivery.

SIGNATURE PAGE FOLLOWS

     IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date aforesaid.

SUBLANDLORD:		SUBTENANT:

HDNet LLC,		DiscLive, Inc.,
a Delaware limited liability company		a Delaware corporation

By:	/s/ MARK CUBAN	By:	/s/ TRAVIS HILL

	Name: Mark Cuban		Name: Travis Hill
	Title: President		Title: Chief Executive Officer
CONSENT OF LANDLORD
     Sublandlord and Subtenant have herewith presented the fully-executed Sublease to Landlord for Landlord’s approval, and Landlord hereby approves and consents to the Sublease. Landlord’s approval of, and consent to, this Sublease shall not be deemed Landlord’s approval of, or consent to, any further subleases, nor shall this consent change, modify or amend the Prime Lease in any manner.
LANDLORD:
Radical Computing, Inc.,
a Texas corporation

By:	/s/ MARTIN WOODALL
	Name:	Martin Woodall
	Title:	Vice President
Date: February 21, 2007